Exhibit 23.1.2

MALONE & BAILEY

Consent of Independent Certified Public Accounts

We consent to the use of our report dated September 11, 2003, on the financial statements of Doranetti Music, Inc. as of July 31, 2003 and the related statements of stockholders' deficit, and cash flows for each the period from the period from July 3, 2002 (Inception) through July 31, 2003, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission. As independent public accountants, we hereby consent to all references to this form under the heading "Experts" and to the incorporation of our report dated September 11, 2003 in this Registration Statement (Form SB-2) and related prospectus of Doraneti Music, Inc.

/s/ Malone & Bailey

June 1, 2004